EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by

and among

Precision Aerospace Components, Inc.,

Andrew S. Prince, Donald Barger and David Walters,

C3 Capital Partners III, L.P.

and

Precision Group Holdings LLC

Dated as of January 16, 2015

1

2

3

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 16, 2015 (“Effective Date”), is made and entered into by and among PRECISION AEROSPACE COMPONENTS, INC., a Delaware corporation (the “Seller” or “Company”), Andrew S. Prince, Donald Barger and David Walters (“Precision Shareholders”), C3 CAPITAL PARTNERS, III, L.P. a Delaware limited partnership (“C3”), and PRECISION GROUP HOLDINGS, LLC, a New Jersey limited liability company (“PGH”) (each of C3 and PGH are individually a “Purchaser” and together the “Purchasers”). The Seller/Company, the Precision Shareholders, and the Purchasers may each be referred to herein as a “Party”, or collectively, the “Parties”. The Precision Shareholders are signing solely for purposes of the covenants in representation in Article V, Article VI and Article VII of this Agreement.

RECITALS

WHEREAS, pursuant to that certain Securities Purchase Agreement by and among the Company, C3, Freundlich Supply Company, Inc., Tiger-tight Corp, Aero-Missile Components, Inc., and Creative Assembly Systems, Inc., dated as of the Effective Date (“Securities Purchase Agreement”), the Company will refinance existing debt of the Company and its Subsidiaries through the issuance of two notes in the aggregate principal amount of $9,000,000 and shares of Common Stock equal to 8% of the fully-diluted outstanding shares of Common Stock (the “Financing”);

WHEREAS, in conjunction with the Financing, the Seller desires to issue and sell to the Purchasers common stock, $0.001 par value per share, of the Company (the “Common Stock”), in such number of shares which will cause the Purchasers to maintain an ownership interest in the Company equal to 90.1% of the Common Stock outstanding on a fully diluted basis (“Purchased Shares”);

WHEREAS, the Purchasers shall purchase the Purchased Shares for an aggregate purchase price of $500,000 (“Purchase Price”);

WHEREAS, in order to effect the issuance and sale of 673,780,414 shares of the Purchased Shares to the Purchasers, the Company must amend its certificate of incorporation to increase the number of authorized shares of Common Stock in an amount sufficient to satisfy the Second Installment (“Certificate Amendment”);

WHEREAS, the Parties agree that the Purchased Shares shall be issued to the Purchasers in two installments, with 77,791,534 shares of Common Stock issued to Purchasers on the Effective Date (“First Installment”) and the remaining shares of Common Stock issued to Purchasers on a date which shall occur no less than 20 calendar days but not more than 22 calendar days from the date the information statement filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to Section 14(c) of the Exchange Act (“14(c) Information Statement”) in connection with the Certificate Amendment is mailed or otherwise sent to the Shareholders (“Second Installment”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

4

ARTICLE I

CERTAIN DEFINITIONS

“Affiliate” of any Person means with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context requires otherwise, for purposes of this Agreement, the Purchasers shall not be considered an “Affiliate” of the Company, and the Company shall not be considered an “Affiliate” of the Purchasers.

“Agreement” shall have the meaning set forth in the Preamble.

“Board of Directors” or “Board” means the board of directors of the Company.

“Business Day” means any day other than those days on which banks in New York, New York are required or authorized to close.

“Certificate Amendment” shall have the meaning set forth in the Recitals.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plans” means any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), employee pension benefit plan (within the meaning of Section 3(2) of ERISA), bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right, change of control, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other plan, arrangement, or understanding (whether or not in writing) or any employment agreement providing compensation or benefits to any current or former employee, officer, director, or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof or sponsored, entered into, maintained, or contributed to, as the case may be, by the Company or any of its Subsidiaries or their ERISA Affiliates or with respect to which the Company and its Subsidiaries or their ERISA Affiliates otherwise have any liabilities or obligations..

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

5

“Company IP” means all Intellectual Property owned, used or held for use by the Company or any of the Subsidiaries.

“Company SEC Documents” shall mean the documents filed (but not “furnished”) by the Company with the SEC pursuant to the Securities Act, Exchange Act, and the rules and regulations of the SEC since December 31, 2012.

“Company Stock Options” shall have the meaning set forth in Section 3.6(b)(ii).

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Contamination” shall have the meaning set forth in Section 3.10(b)(ii).

“Converted Common Stock” shall have the meaning set forth in Section 6.1(b)(ii).

“Contract” means any written, oral, or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or commitment or undertaking of any nature.

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, and rights of ownership of copyrightable works, semiconductor topography works, and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions.

“Department of Labor” means the United States Department of Labor.

“Department of the Treasury” means United States Department of the Treasury.

“DGCL” means the Delaware General Corporate Law.

“Director” means a member of the Board of Directors of the Company.

“Disclosure Schedule” means a disclosure schedule that has been prepared by the Company and has been delivered by the Company to the Purchasers on the date of this Agreement.

“EDGAR” means the computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Effective Date” shall have the meaning set forth in the Preamble.

6

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Law” shall have the meaning set forth in Section 3.10(b)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

“First Closing” shall have the meaning set forth in Section 2.2.

“First Installment” shall have the meaning set forth in Recitals.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

7

“Hazardous Substance” shall have the meaning set forth in Section 3.10(b)(iv).

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to: (a) Trademarks, and the goodwill associated therewith, (b) Patents and inventions, invention disclosures, discoveries, and improvements, whether or not patentable, (c) Trade Secrets, and confidential information and rights to limit the use or disclosure thereof by any Person, (d) all works of authorship (whether copyrightable or not), Copyrights, and databases (or other collections of information, data works, or other materials), (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) designs and industrial designs, (g) Internet domain names, (h) rights of publicity and other rights to use the names and likeness of individuals, (i) moral rights, and (j) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (i) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction.

“IRS” shall mean the Internal Revenue Service.

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents, and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other Governmental Body.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of the executive officers of the Company and its Subsidiaries, or with respect to the Purchasers, the actual knowledge, after reasonable inquiry, of the managing members or partners of the Purchasers.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body.

“Lien” means any pledge, lien, charge, mortgage, encumbrance, or security interest of any kind or nature.

8

“Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, condition (financial or otherwise), assets, or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to consummate the Transaction or to perform any of its obligations under the Agreement, other than in the case of clause (i) or (ii) above, any event, state of facts, circumstances, development, change, effect or occurrence resulting from (A) changes in general economic, regulatory or political conditions or in the securities, credit or financial markets in general, (B) general changes or developments in the business in which the Company and its Subsidiaries operate, including any changed in applicable Legal Requirements affecting such business, (C) the negotiation, execution, announcement, existence of performance of this Agreement or the Transaction, (D) compliance with the terms of, or the taking of any action expressly required to be taken by the Company pursuant to this Agreement or expressly consented to by the Purchasers after the date hereof, (E) any acts of terrorism or war or any natural disaster or weather-related event, or (F) changes in GAAP or the interpretation thereof, except, in the case of the foregoing clause (A), (B) or (E), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate negative impact on the Company and its Subsidiaries, taken as a whole, compared to other comparable participants in the Company’s industries.

“Material Contract” shall have the meaning set forth in Section 3.8(a).

“NASDAQ” shall mean the NASDAQ Stock Market.

“Off-Balance Sheet Arrangement” means off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K of the SEC.

“Order” means any order, injunction, judgment, decree, ruling, stipulation, assessment, or arbitration award of any Governmental Body or arbitrator.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Patents” means the Issued Patents and the Patent Applications.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures, and records of invention.

“PBGC” means the Pension Benefit Guaranty Corporation, an independent agency of the U.S. Government created by ERISA.

“Permitted IP Encumbrances” means (i) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been provided on the Company’s financial statements; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other liens or security interests that are incurred in the ordinary course of business for amounts which are not delinquent and, in each case that do not adversely affect in any material respect the current use of the applicable property or are being contested in good faith and by appropriate proceedings; (iii) non-exclusive licenses in the ordinary course of business; (iv) Encumbrances imposed by applicable Laws (other than any such Encumbrance imposed pursuant to Section 430(k) of the Code or by Section 303(k) of ERISA); (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (vii) non-exclusive licenses relating to Intellectual Property granted in the ordinary course of business.

9

“Person” means any individual, Entity, or Governmental Body.

“Proprietary Rights” means any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, and (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties, and rights (whether or not appropriate steps have been taken to protect, under applicable Legal Requirements, such other intangible assets, properties, or rights); or (b) any right to use or exploit any of the foregoing.

“Purchase Price” shall have the meaning set forth in Recitals.

“Purchased Shares” shall have the meaning set forth in the Recitals.

“Purchaser(s)” shall have the meaning set forth in the Preamble.

“Purchaser Directors” shall have the meaning set forth in the Section 5.1(a).

“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office or any other Governmental Body.

“Regulation S-K” means SEC Regulation S-K.

“Representatives” means officers, directors, employees, managers, agents, attorneys, accountants, advisors, and representatives of a Party or its Affiliates.

“SEC” shall have the meaning set forth in the Recitals.

“Second Closing” shall have the meaning set forth in Section 2.2.

“Second Installment” shall have the meaning set forth in Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” shall have the meaning set forth in the Recitals.

“Shareholders” means the holder or owner of the Common Stock of the Company.

“Shareholder Agreement” means that certain Shareholder Agreement by and among the Company, C3, and PGH dated January 16, 2013.

10

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, or payroll tax), levy, assessment, duty (including any customs duty), or fee, and any related charge or amount (including any fine, penalty, or interest), imposed, assessed, or collected by or under the authority of any Taxing Authority responsible for the imposition of any such tax, levy, assessment, duty, or fee.

“Tax Return” means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, election, certificate, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax (including estimated Taxes).

“Tax Ruling” shall have the meaning set forth in Section 3.21(i).

“Taxing Authority” means any Governmental Body responsible for the administration or collection of any Tax.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Legal Requirements.

“Trademarks” means all (a) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols for which registrations has been obtained.

“Transaction” shall mean the transactions contemplated in accordance with and subject to the terms of this Agreement and the other Transaction Agreements.

“Transaction Agreements” means this Agreement, the Shareholder Agreement, the Securities Purchase Agreement and such other agreements required to be delivered pursuant, or contemplated by, such agreements.

11

ARTICLE II

SALE AND PURCHASE

Section 2.1 Purchase and Sale of the Purchased Shares. Subject to the terms and conditions set forth herein and in reliance upon the respective representations and warranties of the Parties set forth herein, the Seller hereby agrees to sell, transfer and deliver the Purchased Shares to the Purchasers, and the Purchasers hereby agree to purchase the Purchased Shares, for an aggregate Purchase Price of $500,000 (the “Transaction”), $135,000 which will paid by C3 and $365,000 will be paid by PGH. The Transaction shall be effected in two separate and distinct installments as follows:

(a) First Installment. At the First Closing (defined below), Purchasers shall purchase and the Seller shall sell, transfer and deliver 77,791,534 shares of Common Stock (with 21,003,714 shares being issued to C3 and 56,787,820 shares being issued to PGH) for a portion of the Purchase Price equal to $431,743 (of which $116,571 will be paid by C3 and $315,172 will be paid by PGH).

(b) Second Installment. At the Second Closing (defined below), Purchasers shall purchase and the Issuer shall sell, transfer and deliver the remaining Purchased Shares necessary to cause the Purchasers to collectively own 90.1% of the outstanding shares of Common Stock on a fully diluted basis for a portion of the Purchase Price equal to $68,257, with C3 purchasing 27% and PGH purchasing 73% of such shares.

Section 2.2 The Closings. Subject to the terms and conditions contained herein, the closing for the First Installment shall occur on the Effective Date (the “First Closing”), and the closing for the Second Installment, occur no less than 20 calendar days but not more than 22 calendar days from the date the 14(c) Information Statement is mailed or otherwise sent to the Shareholders (“Second Closing”), in each case at 10:00 a.m. (Eastern Time), at the offices of Polsinelli PC, 900 W. 48th Place, Suite 900, Kansas City, Missouri, 64112, or such other time and place as the Parties may mutually determine.

Section 2.3 Deliverables at the Closings.

(a) Company Deliverables.

(i) At the First Closing, the Seller shall deliver to the Purchasers:

(A) Stock certificates representing the Purchased Shares (or appropriate evidence of book-entry registration of the Purchased Shares in the name of Purchasers that are in book-entry form) to be delivered in the First Installment;

(B) The Shareholder Agreement and the various other agreements, certificates, instruments, documents and items in a form and substance reasonably acceptable to the Purchasers including:

1) Written consent of the Board of Directors authorizing the Transaction; and

12

2) Written consent of the Shareholders of the Company.

(ii) At the Second Closing, the Seller shall deliver to the Purchasers:

(A) Stock certificates representing the Purchased Shares (or appropriate evidence of book-entry registration of the Purchased Shares in the name of Purchasers that are in book-entry form) to be delivered in the Second Installment.

(b) Purchasers Deliverables.

(i) At the First Closing, the Purchasers shall deliver to the Seller:

(A) The portion of the Purchase Price as set forth in Section 2.1(a) in United States dollars and in immediately available funds, to the Company, to such account as the Company may designate, by wire transfer in accordance with the Company’s written instructions; and

(B) The Shareholder Agreement and the various other agreements, certificates, instruments, documents and items in a form and substance reasonably acceptable to the Company.

(ii) At the Second Closing, the Purchasers shall deliver to the Seller:

(A) The portion of the Purchase Price as set forth in Section 2.1(b) in United States dollars and in immediately available funds, to the Company, to such account as the Company may designate, by wire transfer in accordance with the Company’s written instructions; and

ARTICLE III

REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE COMPANY

Except (i) the Company SEC Documents prior to the date of this Agreement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents to the extent that they are predictive or forward-looking in nature) or (ii) as disclosed in the corresponding sections or subsections of the Disclosure Schedules, the Seller represents and warrants to, and covenants with, the Purchasers as follows:

Section 3.1 Organization.

(a) The Company. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, its jurisdiction of incorporation, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the Company’s properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has all requisite corporate power and authority to own, use and lease its properties and to carry on its business as it is now being conducted as described in the Company’s SEC Documents.

13

(b) Subsidiary. Each of the Company’s subsidiaries (“Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the Subsidiary’s properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to own, use and lease its properties and to carry on its business as it is now being conducted. Each Subsidiary is wholly owned by the Company.

Section 3.2 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements, to perform its obligations hereunder and thereunder and, subject to receipt of Shareholder approval of the Certificate Amendment, to consummate the Transaction. The execution, delivery and performance of this Agreement, the Transaction, and each of the other Transaction Agreements have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and each of the other Transaction Agreements have been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exception”).

Section 3.3 Non-Contravention. The execution, delivery, and performance of the Transaction and each of the other Transaction Agreements will not:

(a) Conflict with any provision of the certificate of incorporation or bylaws of Company;

(b) Require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any Governmental Body of the United States, other than such as have been made or obtained, except for (i) necessary filings with the SEC, (ii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, (iii) Shareholder approval of the Certificate Amendment, and (iv) such other approvals, waivers, authorizations, permits or and registrations that, if not obtained or made, would not have a Material Adverse Effect;

14

(c) Result in any violation of or the breach of or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, forfeiture, cancellation or acceleration, transfer fees or guaranteed payments or a loss of a material benefit under, or require a consent, waiver or approval under any of the terms, conditions or provisions of any Material Contract, except for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations, transfer fees or guaranteed payments or a loss of a material benefit under that, individually or in the aggregate, would not have a Material Adverse Effect;

(d) Conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their properties or assets, except for such conflicts or violations which would not result in a Material Adverse Effect; or

(e) Result in the creation of any lien, encumbrance, claim, security interest or restriction upon any material properties or assets or on any shares of capital stock of the Company or any of its Subsidiaries under any Material Contract except which would not result in a Material Adverse Effect.

Section 3.4 Consents. Other than as required under Section 14(c) of the Exchange Act, the Seller has or will have by the First Closing Date given any notice to or obtained any Consent from any third party required in connection with the execution and delivery of this Agreement or the consummation or performance, execution, delivery and performance of the Transaction under the Transaction Agreements, except where the failure to provide such notices or obtain such Consent would not result in a Material Adverse Effect.

Section 3.5 Capitalization. As of January 16, 2015:

(a) The authorized capital stock of the Company consists of 100 million shares of Common Stock, having a par value each of $0.001 and 10 million shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The Precision Shareholders own shares of Common Stock and Preferred Stock as follows:

(i) Andrew Prince owns 917,571 shares of Common Stock, 675,000 shares of Series A Preferred Stock and 3,752,962 shares of Series C Preferred Stock;

(ii) Donald Barger owns 32,100 shares of Common Stock and 285,714 shares of Series C Preferred Stock; and

(iii) David Walters owns 33,300 shares of Common Stock.

(b) The capital stock of the Company consists of the following:

(i) 4,471,349 shares of Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued in compliance with all applicable federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities;

15

(ii) 238,000shares of Common Stock are reserved for issuance pursuant to the Company’s employee stock plans (the “Company Stock Options”);

(iii) 0 shares of Common Stock are held in the treasury of the Company;

(iv) warrants to acquire 260,000 shares of Common Stock are issued and outstanding; and

(v) 1,336,703 shares of Series A Preferred Stock are issued and outstanding and 4,608,675 shares of Series C Preferred Stock are issued and outstanding.

(c) There are no bonds, debentures, notes, or other indebtedness or, except for the Common Stock, other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Shareholders of the Company may vote.

(d) There are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

(e) No preemptive right, co-sale right, registration right, right of first refusal or other similar right exists with respect to the issuance and sale of the Purchased Shares and there are no Shareholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party.

(f) The Purchased Shares to be sold pursuant to this Agreement have been duly authorized, and when issued and paid for in accordance with the terms of the Agreement, will be duly and validly issued, fully paid and nonassessable and will have been issued in compliance with all applicable federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.

Section 3.6 Legal Proceedings.

(a) Except as set forth in Disclosure Schedule 3.7(a), there is no pending Legal Proceeding (i) that has been commenced by or against the Company or its Subsidiary that could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transaction.

16

(b) To the Knowledge of the Company, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened.

(c) There are no orders, injunctions, judgments, decrees, rulings, stipulations, assessments, or arbitration awards of any Governmental Body or arbitrator outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.7 Contracts; No Defaults.

(a) The Company has made available to the Purchasers copies of each Material Contract, except to the extent any such agreement has been filed without redaction and with all schedules and exhibits prior to the date of this Agreement as an exhibit to a Company SEC Document that is publicly available on EDGAR. For purposes of this Agreement, “Material Contract” means each Company Contract (including any amendment thereto) in effect as of the date hereof that:

(i) Constitutes a material contract (as such term is defined in Item 601(b)(10) of Regulation S-K);

(ii) Is a joint venture, alliance or partnership agreement that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(iii) Evidences, governs, or relates to indebtedness for borrowed money or creating any guaranty or suretyship obligation of the Company or any of its Subsidiaries in an amount in excess of $200,000;

(iv) Other than purchases and sales of goods and services in the ordinary course of business consistent with past practices, involves aggregate annual (based on the twelve (12) month period ended December 31, 2014) payments of cash by or to the Company or any of its Subsidiaries in excess of $500,000;

(v) Relates to an acquisition or divestiture and contains currently surviving “earn-out” or other contingent obligations that obligate the Company or any of its Subsidiaries to make payments, or would reasonably be expected to result in payments, in excess of $200,000;

(vi) That purports to restrict materially the business activity of the Company or any of its Subsidiaries or any of their Affiliates or to limit materially the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(vii) Is an employment, severance, bonus, indemnification or consulting contract with any current executive officer of the Company or any member of the Board (other than a Company Benefit Plan);

(viii) Relates to the acquisition, transfer, development, sharing, or license of any Proprietary Rights (except for any Contract pursuant to which (A) any Proprietary Rights are licensed to the Company or any of its Subsidiaries under any third- party software license generally available to the public, or (B) any Proprietary Rights are licensed by the Company to any Person on a nonexclusive basis);

17

(ix) Constitutes, incorporates, or relates to any warranty, indemnity, or similar obligation, except for standard product warranties substantially identical to the standard forms of customer contracts previously delivered by the Company to the Purchasers; or

(x) (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefits any Governmental Body (including any subcontract or other Contract between the Company or any of its Subsidiaries and any contractor or subcontractor to any Governmental Body).

(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, except as would not have a Material Adverse Effect; provided, however, that such enforcement may be subject to the Enforceability Exception.

(c) Except as set forth in Disclosure Schedule 3.7(c), neither the Company nor any of its Subsidiaries:

(i) has violated or breached in any respect, or committed any default under, any Material Contract where such breach or default would reasonably be expected to have a Material Adverse Effect; and, to the Knowledge of the Company, no other Person has violated or breached in any respect, or committed any default where such breach or default would reasonably be expected to have a Material Adverse Effect; and

(ii) has received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any Material Contract.

Section 3.8 Compliance with Legal Requirements, Governmental Authorizations.

(a) The Company and each of its Subsidiaries are in compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets except for instances of non-compliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement that has not heretofore been cured and for which there is no remaining liability, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

18

Section 3.9 Environmental and Safety Laws.

(a) Except as set forth in the Company SEC Reports:

(i) The Company and each of its Subsidiaries are, and at all times have been, in compliance, in all material respects, with applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary under applicable Environmental Laws for the operation of their respective businesses as currently conducted;

(ii) To the Knowledge of the Company after conducting reasonably inquiry, none of the Facilities contain any Contamination requiring investigation or remediation under applicable Environmental Laws;

(iii) To the Knowledge of the Company after conducting reasonably inquiry, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its Subsidiaries alleging violation of any Environmental Law, a Release of Hazardous Substances from the Facilities, or arising from the off-site disposal, treatment, storage, or transportation of Hazardous Substances from the Company’s or any of its Subsidiaries’ operations;

(iv) Neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim, or request for information, and neither the Company nor any of its Subsidiaries is aware of any pending or threatened notice, demand, letter, claim, or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under, or have obligations under any Environmental Law;

(v) Neither the Company nor any of its Subsidiaries is subject to any Orders or other arrangements with any Governmental Body or to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

(vi) Neither the Company nor any of its Subsidiaries has generated, stored, treated, disposed of, released, transported or arranged for transportation of any Hazardous Substance in violation of any applicable Environmental Law from the Facilities, which violation remains outstanding;

(vii) There are no sites or locations at which either the Company or any of its Subsidiaries is currently undertaking any investigative, remedial, response or corrective action as required by Environmental Laws or a Governmental Body;

19

(viii) None of the Facilities are listed in the National Priorities List or any other list, schedule, log, inventory, or record maintained by any Governmental Body with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

(ix) There are currently no above-ground or underground storage tanks at the Facilities, nor have there been above-ground or underground storage tanks at the Facilities; and

(x) To the Knowledge of the Company after conducting reasonable inquiry, there are no Liens against any of the Facilities arising under any Environmental Law.

(b) As used in this Agreement:

(i) “Environmental Law” means any foreign or United States, federal, state, or local law, statute, rule, or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision, or order pertaining to (A) treatment, storage, disposal, generation, and transportation of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances or solid, medical, mixed, or hazardous waste, (B) air, water, and noise pollution, (C) groundwater and soil contamination, (D) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances, or solid, medical, mixed, or hazardous waste, including emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants, or chemicals, (E) the protection of wildlife, marine life, and wetlands, including all endangered and threatened species, (F) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles, (G) health and safety of employees and other persons, or (H) manufacturing, processing, using, distributing, treating, storing, disposing, transporting, or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive, or hazardous materials or substances or oil or petroleum products or solid, medical, mixed, or hazardous waste.

(ii) “Contamination” means the presence of, or Release on, under, from, or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business, in compliance with Environmental Laws and in compliance with good commercial practice.

(iii) “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

20

(iv) “Hazardous Substance” means any substance that is (A) listed, classified, regulated, or which falls within the definition of a “hazardous substance,” “hazardous waste,” or “hazardous material” pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, PCBs, radioactive materials, or radon, or (C) any other substance which is the subject of regulatory action by any Governmental Body pursuant to any Environmental Law.

(c) There have been no environmental, human health and safety, or natural resources reports, investigations, or audits relating to the Facilities (whether conducted by or on behalf of the Company, any of its Subsidiaries, or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Body or other third party) which were issued or conducted during the past five (5) years and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has access. A complete and correct copy of each such document has been delivered to the Purchasers.

Section 3.10 Insurance. (a) All insurance policies maintained by the Company and each of its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default of any of such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of such insurance policies and (c) such insurance policies are sufficient for compliance with (i) all Legal Requirements applicable to the conduct of the Company’s business and (ii) the express requirements of all Contracts to which the Company or its Subsidiaries are parties or otherwise bound. The Company has heretofore made available to the Purchasers true, correct and complete copies of all material insurance policies maintained by or on behalf of the Company except to the extent any such policy has been filed without redaction and with all schedules and exhibits prior to the date of this Agreement as an exhibit to a Company SEC Document that is publicly available on EDGAR. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or any of its Subsidiaries that there will be a cancellation or nonrenewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or any of its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

Section 3.11 Interests of Officers and Directors. None of the officers or directors of the Company or any of its Subsidiaries or any of their respective Affiliates (other than the Company and its Subsidiaries) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company and its Subsidiaries, or in any supplier, distributor, or customer of the Company and its Subsidiaries, or any other relationship, Contract, or understanding with the Company and its Subsidiaries, and except for the normal rights of a Shareholder and rights under the Company Benefit Plans and the Company Stock Options.

21

Section 3.12 Compliance with U.S. Foreign Corrupt Practices Act and Other Applicable Anticorruption Laws. Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary of the Company has, on behalf of the Company or any Subsidiary of the Company (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other federal, foreign, or state anti-corruption or anti-bribery Law or similar Legal Requirement applicable to the Company or any Subsidiary of the Company. The Company and each of its Subsidiaries have instituted and maintained policies, procedures, and controls designed to ensure continued compliance with all such federal, foreign or state anti-corruption or anti-bribery laws and with all similar Legal Requirements, domestic and foreign.

Section 3.13 Internal Controls.

(a) The Company and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that comply with the requirements set forth in the Exchange Act and is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) Since the most recent filing of the Company’s annual report on Form 10-K with the SEC:

(i) There have not been any changes in the Company’s and its Subsidiaries’ internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s and its Subsidiaries’ internal controls over financial reporting;

(ii) All significant deficiencies and material weaknesses in the design or operation of the Company’s and its Subsidiaries’ internal controls over financial reporting which are reasonably likely to adversely affect the Company’s and its Subsidiaries’ ability to record, process, summarize, and report financial information have been disclosed to the Company’s outside auditors and the audit committee of the Board of Directors; and

(iii) There has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s and its Subsidiaries’ internal controls over financial reporting.

22

Section 3.14 Financial Statements.

(a) Except as set forth in Disclosure Schedule 3.14, each of the financial statements (including, in each case, any notes thereto) disclosed to the Purchasers by the Company for periods subsequent to the Company’s Form 10-Q filed for the quarter ended September 30, 2013 complied in all material respects with the rules and regulations of the SEC, was prepared in accordance with GAAP, and fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b) Neither the Company nor any of its Subsidiaries has or is subject to any Off-Balance Sheet Arrangement.

Section 3.15 Company Solvency. The Company is, and after giving effect to this Agreement, the Transaction, and the other Transaction Agreements, will be solvent which, for purposes of this Section 3.16 shall mean that the present fair salable value of the property and assets of the Company is greater than the amount that will be required to pay the Company’s debts and liabilities as they become absolute and matured.

Section 3.16 Title to Properties and Assets; Liens, Etc. The Company has good and valid title to its properties and tangible assets, including the properties and assets reflected in the most recent balance sheet included in the financial statements of the Company and the related notes contained in the Company’s SEC Documents, and, except as would not have a Material Adverse Effect, has a valid leasehold interest in its material leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

Section 3.17 Intellectual Property.

(a) To the Knowledge of the Company, the Company and its Subsidiaries own or hold rights to all Company IP necessary for its business as currently conducted, free and clear of all Encumbrances (except for Encumbrances that would not reasonably be expected to have a Material Adverse Effect on the Company); provided that neither the preceding representation and warranty nor any other representation or warranty in this Agreement shall be deemed to constitute a representation or warranty with respect to infringement or other violation of Proprietary Rights of third parties, which are addressed exclusively in Section 3.18(f), below.

(b) To the Knowledge of the Company, the Issued Patents and Registered Trademarks are valid, subsisting, and enforceable.

(c) To the Knowledge of the Company, no person or entity is infringing, misappropriating, or otherwise violating any rights of the Company or any of its Subsidiaries with regard to Company IP.

23

(d) To the Knowledge of the Company, the Company and each of its Subsidiaries own all Trade Secrets necessary for the conduct of the Company’s business as currently conducted, free and clear of all Encumbrances other than Permitted IP Encumbrances. The Company and each of its Subsidiaries have taken commercially reasonable actions to protect the confidentiality of their Trade Secrets and other confidential information. To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ employees claims any ownership rights in any Trade Secrets or works of authorship used by the Company, or is under any contract or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that materially interferes with the performance of their duties to the Company or its Subsidiaries.

(e) The consummation of the Transaction and compliance by the Company with the provisions of this Agreement will not result in the termination, cancellation, loss, or impairment of any Company IP, nor to the Knowledge of the Company require the payment of additional amounts or the consent of any third party in respect of, or result in the creation of any encumbrance in or upon any Company IP.

(f) Neither the Company nor its Subsidiaries have received any communications alleging that the Company has violated any of the Proprietary Rights of any other Person, nor, to the Knowledge of the Company, is there any basis for such an allegation.

Section 3.18 No Undisclosed Liabilities. As of the date hereof, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate, or otherwise) that are required to be disclosed in a balance sheet prepared in accordance with GAAP that have not been disclosed in writing to the Purchasers.

Section 3.19 Taxes.

(a) Tax Returns Filed. As of the date of this Agreement, (i) the Company and its Subsidiaries have filed, or have caused to be filed on its behalf, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements (taking into account any extensions), (ii) all such Tax Returns (taking into account any amendments thereto) are true, complete and correct, and (iii) all Taxes shown to be due on such Tax Returns have been paid, except Taxes being contested in good faith or for which adequate reserves have been established.

(b) Withholdings. The Company and each of its Subsidiaries have complied with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding and reporting requirements under the (Code) or Code Sections 1441, 1442, 3121, 3402, and 3406 and similar provisions under any other Legal Requirements) and have, within the times and in the manner prescribed by applicable Legal Requirements, withheld from employee wages and paid over to proper Governmental Body all material amounts required to be so withheld and paid.

24

(c) Audits. There are no Audits with respect to any Taxes of the Company or any of its Subsidiaries currently in progress and no written notice from any Taxing Authority, that has not been previously resolved, has been received by the Company or any of its Subsidiaries as of the date hereof that any Audit is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries. Each deficiency assessed with respect to any completed audit or examination relating to Taxes has been paid or is being contested in good faith or has been reserved for on the books of the Company. “Audit” means any audit, examination or similar administrative or court proceeding or controversy with respect to Taxes by a Taxing Authority.

(d) Encumbrances. No Encumbrances for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable

(e) Tax Related Agreements. The Company has delivered to the Purchasers copies of, any Tax Sharing Agreement, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. “Tax Sharing Agreement” shall mean all binding existing agreements or arrangements (whether or not written) that provide for the allocation, apportionment, sharing, indemnification, or assignment of any material Tax liability or benefit (excluding any indemnification or similar agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any advance pricing agreement, closing agreement or other agreement relating to Taxes).

(f) Statutes of Limitation. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(g) Power of Attorney. No power of attorney currently in force (other than powers of attorney authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or any of its Subsidiaries) has been granted by the Company or any of its Subsidiaries concerning any Taxes or Tax Return.

(h) Tax Rulings. Neither the Company nor any of its Subsidiaries has received or applied for a Tax Ruling. Neither the Company nor any of its Subsidiaries has entered into a Closing Agreement with any Governmental Body that would have a continuing effect after the Closing Date. “Tax Ruling” means a written ruling of a Governmental Body relating to Taxes. “Closing Agreement” means a written and legally binding agreement with a Governmental Body relating to Taxes.

(i) Change in Accounting Method. Except as included in the determination of deferred income Tax, otherwise accrued or reserved for on the financial statements of the Company (or the notes thereto), or included in the Company SEC Reports filed as of the date hereof, neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not proposed in writing any such change in accounting method.

25

(j) Other Jurisdictions. No written claim has ever been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(k) The Company has made available to the Purchasers complete and correct copies of all Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, the Company or any of its Subsidiaries, for all taxable periods that have ended within the last five (5) years.

Section 3.20 Employee Benefits.

(a) Except as reported in the Company SEC Reports, in the last five (5) years, there has not been:

(i) Any adoption or material amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or Company Benefit Plan, or

(ii) Any adoption of, or amendment to, or change in employee participation or coverage under, any Company Benefit Plans which would materially increase the expense of maintaining such Company Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on December, 2014.

Neither the execution and delivery of this Agreement nor the consummation of the Transaction will (either alone or in conjunction with any other event) result in or, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director, or independent contractor of the Company and its Subsidiaries.

(b) Reserved.

(c) With respect to each Company Benefit Plan, the Company has delivered to the Purchasers a complete copy, if applicable, of: (i) each writing (or a written description of such Company Benefit Plan if not in writing) constituting a part of such Company Benefit Plan, including all plan documents (and amendments thereto), benefit schedules, trust agreements, insurance Contracts, administrator or service agreements, and other funding vehicles; (ii) the three most recent annual reports (Form 5500 Series) and accompanying schedule(s), if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the three most recent annual financial reports and related accountant’s opinions, if any; (v) the three most recent actuarial reports, if any; (vi) any correspondence with the IRS, Department of Labor, or the PBGC regarding any Company Benefit Plan; (vii) any discrimination tests for each Company Benefit Plan for the three most recent Plan years; and (viii) the most recent determination letter from the IRS, if any.

26

(d) For each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Company Benefit Plans”), the IRS has issued a currently effective determination letter (determined in accordance with Revenue Procedure 2007-44, or such future guidance issued by the IRS) with respect to each Qualified Company Benefit Plan that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Company Benefit Plan or the related trust. No Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) All contributions required to be made to any Company Benefit Plan by applicable Legal Requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or (in accordance with the Code and ERISA), to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company’s SEC Documents.

(f) All Company Benefit Plans currently comply and, for the preceding three (3) years, have complied and have administered, in form and operation, in all material respects in accordance with their terms and with all applicable Legal Requirements, including ERISA and the Code and, in the case of a Company Benefit Plan that is an employee pension benefit plan, the requirements of Sections 401(a) and 501(a) of the Code, and no event has occurred that could reasonably be expected to cause any such Company Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Body questioning or challenging such compliance.

(g) Each Plan that constitutes a “Group Health Plan” (as defined in Section 607(1) of ERISA or Code Section 4980B(g)(2)), including any plans of current and former affiliates which are required to be taken into account under Code Sections 4980B and 414(t) or Sections 601-608 of ERISA, has been operated in material compliance with applicable Legal Requirements, including the continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA and the portability and nondiscrimination requirements of Code Sections 9801 and 9802 and Sections 701-707 of ERISA, to the extent such requirements are applicable, and neither the Company nor any of its Subsidiaries has any material liability for life, health, medical, or other welfare benefits in respect of former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or part 6 of title I of ERISA .

(h) No Company Benefit Plan (i) is or has, within the preceding six (6) years, been subject to title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) is or has, within the preceding six (6) years, been a “Multiemployer Plan” within the meaning of Section 4001(a)(3) of ERISA, or (iii) is or has, within the preceding six (6) years, been a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of section 4063 of ERISA or Section 413(c) of the Code (a “Multiple Employer Plan”).

27

(i) All Company Benefit Plans covering foreign employees of the Company and its Subsidiaries materially comply with applicable Legal Requirements and are fully funded and/or book reserved to the extent required by applicable law.

(j) There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, or arbitrations which have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans, or the assets of any of the trusts under any of the Company Benefit Plans which would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, the PBGC, the Department of the Treasury, the Department of Labor, or any Multiemployer Plan.

(k) Disclosure Schedule 3.21(k) contains a complete and correct list as of the date of this Agreement of all loans and advances made by the Company or any of its Subsidiaries to any employee, director, consultant, or independent contractor, other than routine travel and expense advances made to employees in the ordinary course of business. The Company and its Subsidiaries have not, since December 31, 2014, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company and no such loans extended or made prior thereto remain outstanding. Disclosure Schedule 3.21(k) identifies any extension of credit maintained by the Company and its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(l) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has, for the preceding three (3) years, been operated in material compliance with Section 409A of the Code, and the Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Company Benefit Plan, and, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by the Company and its Subsidiaries, for any violation of Section 409A of the Code.

(m) Neither the Company nor any of its Subsidiaries has used the services of workers provided by third-party contract labor suppliers, temporary employees, “Leased Employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Company Benefit Plans or the imposition of material penalties or excise Taxes with respect to any of the Company Benefit Plans by the IRS, the Department of Labor, or the PBGC.

28

Section 3.21 No Material Adverse Change. Except as provided to the Purchasers in writing by the Company prior to the Effective Date in contemplation of the Transaction, there has not been:

(a) Any change or development that would be reasonably likely to have a Material Adverse Effect;

(b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Company or any of its Subsidiaries; or

(c) Any damage, destruction or casualty loss, whether or not covered by insurance, that individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

Section 3.22 Reserved.

Section 3.23 No Manipulation of Stock. The Company has not taken and will not, in violation of applicable law, take, any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Purchased Shares.

Section 3.24 Investment Company. None of the Company or any of its Subsidiaries is an “Investment Company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 3.25 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Transaction, and the Transaction Agreements. The Board of Directors has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Transaction, and the Transaction Agreement, and to exempt the Purchasers from status as “interested shareholders” (as defined in such Section 203).

Section 3.26 Private Placement. The Company has not taken any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer, issuance or sale of the Purchased Shares, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was within the exemptions from the provisions of Section 5 of the Securities Act.

Section 3.27 Full Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the 14(c) Information Statement or the information statement pursuant to Section 14(f) of the Exchange Act (“14(f) Information Statement”) will, at the time the 14(c) Information Statement or 14(f) Information Statement is mailed to the Shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The 14(c) Information Statement and 14(f) Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

29

Section 3.28 Accrued Board Fees. Except as set forth in Disclosure Schedule 3.28, each Director (including Directors serving on the Board of Directors prior to the Effective Date), on behalf of such Director’s respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) has released, waived, and forever discharge the Company, its Subsidiaries, their present and former, direct or indirect Affiliates, employees, officers, directors, shareholders, members, agents, representatives, successors and assigns (collectively the “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, Liens, covenants, contract, controversies, agreements, promises, variances, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity (collectively, “Claims”) which such Releasor ever had, now has, or hereafter can, shall, or may have against any of the Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the First Closing arising out of or relating to any fees that have accrued to such Releasor by virtue of such Releasor’s service on the Board of Directors.

Section 3.29 Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company, aside from as set forth in Disclosure Schedule 3.29.

Section 3.30 Advisors. The Company has reviewed with its own legal and tax advisors the federal, state, local and foreign legal and tax consequences of the Transaction. With respect to such matters, the Company has relied solely on such advisors and not on any statements or representations of the Purchasers or any of their respective agents, written or oral.

Section 3.31 Transactions with Affiliates. Except as disclosed in any Company SEC Reports or other information provided to the Purchasers in writing, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than the Company’s Subsidiaries) on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.32 No Other Representations. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, with respect to the Company, its Subsidiaries or with respect to any other information provided to the Purchasers in connection with the Transaction. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Purchasers or any other Person resulting from the distribution to the Purchasers, or the Purchasers’ use of, any such information, including any information, documents, projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries made available to the Purchasers (electronic or otherwise) or management presentations in expectation of the Transaction, unless any such information is expressly included in a representation or warranty contained in this Article III.

30

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS

Section 4.1 Representations, Warranties and Covenants of the Purchasers. The Purchasers represent and warrant to, and covenant with, the Company that:

(a) The Purchasers can bring to bear adequate resources on the purchase of the Purchased Shares contemplated hereby, are knowledgeable, sophisticated and experienced in making, and are qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Purchased Shares, including investments in securities issued by the Company;

(b) The Purchasers are acquiring the Purchased Shares in the ordinary course of their business and for their own account for investment only and with no present intention of distributing any of such Purchased Shares or any arrangement or understanding with any other Persons regarding the distribution of such Purchased Shares;

(c) The Purchasers will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Purchased Shares except in compliance with the Securities Act, and the rules and regulations promulgated thereunder; provided, however, that any permitted transferee under the terms of this Agreement agrees to take and hold the Purchased Shares subject to the applicable provisions and upon the applicable conditions specified in this Agreement, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement, by executing and delivering to the Company such documents and instruments as the Company may reasonably request. Any proposed sale, transfer or pledge of the Purchased Shares or any other shares of Common Stock not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

(d) The Purchasers acknowledge that certificates representing such Purchasers’ Purchased Shares shall bear the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SUCH OFFER, SALE, TRANSFER OR HYPOTHECATION IS IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE ACT OR SUCH OTHER EXEMPTION FROM REGISTRATION.

31

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

Section 4.2 Additional Covenants. The Purchasers further represent and warrant to, and covenant with, the Company that:

(a) Each Purchaser is a corporation or limited partnership, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) Each Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements, as applicable, to perform its obligations hereunder and thereunder and, to consummate the Transaction. The execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly and validly authorized by all necessary action on the part of each Purchaser. This Agreement has been duly and validly executed and delivered by each Purchaser, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each Purchaser enforceable against each Purchaser in accordance with its terms, except as enforceability may be limited by the Enforceability Exception;

(c) The execution and delivery of the Agreement, the purchase of the Purchased Shares to be acquired by the Purchasers under the Agreement, and the performance by the Purchasers of their obligations hereunder will not:

(i) Conflict with any provision of the charter, bylaws or other similar organizational documents of each Purchaser;

(ii) Require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any regulatory body, administrative agency, or other Governmental Body of the United States; or

(iii) Conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Purchasers.

Section 4.3 Broker's Fees. Neither the Purchasers nor any of their Affiliates have taken any action, and there is no arrangement made by or on behalf of the Purchasers or their Affiliates, that might result in the Company agreeing or becoming obligated to pay any brokerage, finder or other fee or commission in connection with the Transaction.

32

Section 4.4 Legal Proceedings.

(a) To the Knowledge of the Purchasers, there are no pending Legal Proceedings that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction.

(b) To the Knowledge of the Purchasers, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened.

(c) There are no orders, injunctions, judgments, decrees, rulings, stipulations, assessments, or arbitration awards of any Governmental Body or arbitrator outstanding against the Purchasers that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Board of Director Representation. Subject in each case to all fiduciary duties applicable to the Board of Directors, all committees thereof, all Directors (however nominated, designated, appointed or elected) and the Purchasers:

(a) On or before the First Closing, Mssrs. Alex Kreger and David Walters shall submit to the Company their resignations from the Board of Directors, which shall be effective immediately upon the First Closing. The Purchasers shall designate, and the Board of Directors shall appoint Mssrs. John Wachter and William Golden to the Board of Directors, which shall be effective immediately upon the First Closing. On the 11th calendar day after the Company has mailed or otherwise sent the required 14(f) Information Statement to the Shareholders, Mssr. Donald Barger shall submit to the Company his resignation from the Board of Directors and the Purchasers shall designate, and the Board of Directors shall appoint one or more additional members to the Board of Directors (together with Mssrs. Wachter and Golden, the “Purchaser Directors”), which shall be effective immediately upon appointment. The Board shall appoint one (1) of the Purchaser Directors to serve as Chairman of the Board.

(b) Subject to the fulfillment of his fiduciary duties as a Director, Mr. Andrew Prince shall remain on the Board of Directors for a term of two (2) years from the Effective Date and shall be appointed Vice-Chairman of the Board for that period.

(c) The Parties shall take all necessary action pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill the obligations under this Section 5.1 and shall include in the 14(f) Information Statement such information with respect to the Purchaser Directors and any other information as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 5.1.

33

Section 5.2 Future Purchases. Subject to any limitations set forth in Section 5.5 hereof, if the Purchasers should elect to purchase additional shares of Common Stock after the Closing Date, the Company agrees to take all necessary corporate and other action if any, to ensure that the restrictions of Section 203 of the DGCL shall not apply.

ARTICLE VI

POST-CLOSING COVENANTS

Section 6.1 Shareholder Approval. Promptly after the Effective Date, the Company shall take all action necessary under all applicable Legal Requirements to obtain Shareholder Approval for the Certificate Amendment and any other aspects of the Transaction that require Shareholder approval under applicable Legal Requirements or the Company’s certificate of incorporation or bylaws.

Section 6.2 Precision Shareholder Consent. Pursuant to the Financing and the Securities Purchase Agreement, the Precision Shareholders shall have converted, or to the extent not converted prior to the First Closing, shall convert all of their shares of Preferred Stock into shares of Common Stock in accordance with the terms of this Agreement (“Converted Common Stock”). The Precision Stockholders and the Board of Directors shall authorize any and all amendments to the Preferred Stock certificates and take any other actions necessary to effect the conversion of all Preferred Stock to Converted Common Stock prior to, at, or immediately following the First Closing. The Precision Shareholders shall take all action necessary under all applicable Legal Requirements to approve the Certificate Amendment, to approve any plan of reorganization or other corporate restructuring of the Company that does not adversely impact the ownership interest of the Precision Shareholders in any material respect, and to approve any other aspects of the Transaction that require Shareholder approval under applicable Legal Requirements or the Company’s certificate of incorporation or bylaws.

Section 6.3 Information Statements. As promptly as practicable after the Effective Date, the Company shall prepare a draft of the 14(c) Information Statement and 14(f) Information Statement. The Company shall provide the Purchasers with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of the Parties, the Company shall file the 14(c) Information Statement and 14(f) Information Statement with the SEC. As promptly as possible, following the Effective Date, the Purchasers shall furnish to the Company all information customarily included in 14(c) Information Statement and 14(f) Information Statement prepared in connection with the Transaction, and the Purchasers shall cause their Representatives to cooperate with Representatives of the Company in the preparation of the 14(c) Information Statement and 14(f) Information Statement and to assist and cooperate with the resolution of any comments the SEC or its staff may provide.

34

(a) The Company shall use its commercially reasonable efforts to (i) respond to any comments on the 14(c) Information Statement or 14(f) Information Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, and (ii) cause the 14(c) Information Statement and 14(f) Information Statement to be mailed to the Shareholders as promptly as practicable after the SEC has declared each effective. The Company shall promptly (A) notify the Purchasers upon the receipt of any such comments or requests and (B) provide the Purchasers and their Representatives with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. If at any time, any information relating to the Company, the Purchasers or any of their Affiliates or Representatives should be discovered by the Company which should be set forth in an amendment or supplement to either the 14(c) Information Statement or 14(f) Information Statement, so that either the 14(c) Information Statement or 14(f) Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Legal Requirement, disseminated to the Shareholders. Notwithstanding the foregoing, prior to responding to any comments or requests of the SEC or the filing or mailing of either the 14(c) Information Statement or 14(f) Information Statement (or any amendment or supplement thereto), the Company (x) shall provide the Purchasers and their Representatives with a reasonable opportunity to review and comment on any drafts of either the 14(c) Information Statement or 14(f) Information Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by or on behalf of the Purchasers.

Section 6.4 Cooperation; Regulatory Filings.

(a) The Parties shall cooperate fully with each other and shall take, or cause to be taken, all action under all applicable Legal Requirements necessary to consummate the Transaction, including, without limitation, the implementation of any plan of reorganization or other corporate restructuring of the Company.

(b) The Company shall make all material filings and notices required by any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, statute, or treaty, including, without limitation all requisite filings with the SEC, necessary for the consummation of the Transaction, and shall promptly submit any additional information requested with such filings and notices that are related to this Agreement and the Transaction. The Purchasers will cooperate with the Company with respect to any material filing required by applicable Legal Requirements in connection with the Transaction.

Section 6.5 Survival of Representations and Warranties and Agreements. All covenants, agreements, representations and warranties made by the Parties herein shall survive the execution of this Agreement, the delivery to the Purchasers of the Purchased Shares being purchased and the payment therefor for a period of twelve (12) months after the Closing Date. This Section 6.5 shall not limit any covenant or agreement of the Parties to this Agreement which, by its terms, expressly contemplates performance after such 12-month period.

35

Section 6.6 Indemnification Provisions.

(a) Indemnification. From and after the Effective Date, the Company and Andrew Prince (each an “Indemnifying Party”, collectively, the “Indemnifying Parties”) will jointly and severally indemnify, hold harmless, and defend each Purchaser and its officers, directors, and Affiliates (the “Indemnified Party” or, collectively the “Indemnified Parties”) against any Adverse Consequences (as defined below) which the Indemnified Party may suffer resulting from or arising out of a breach of any of Company’s representations or warranties (as of the Effective Date) or covenants or other agreements contained in this Agreement, provided that the Indemnified Party makes a written claim for indemnification against the Indemnifying Parties pursuant to Section 6.6(b) below. Notwithstanding the foregoing, Andrew Prince will not have an obligation to indemnify the Indemnified Parties other than with regard to items in Article III and Section 5.1 as it pertains to him each as of the Effective Date (other than for any indemnification claims based on fraud or willful misconduct by Andrew Prince, as to which this sentence shall not apply), unless the aggregate amount of Adverse Consequences exceeds $100,000, and thereafter Andrew Prince shall be liable for all Adverse Consequences (including the first $100,000) until such Damages reach the Cap Amount (as defined below). For purposes of the preceding sentence, the outstanding amount of the Shareholder Note (as defined in the Securities Purchase Agreement) at the time such written claim is made by the Indemnified Party is the Cap Amount. As a condition to the limitations set forth in the preceding two sentences, Andrew Prince agrees to cooperate in assisting the Company to obtain from the Precision Stockholders, Brett Prince, Kenneth Prince, Alex Kreger and Rich Kreger the executed documents reasonably requested by the Purchasers, including without limitation the actions and consents described in Section 6.2 and provide full cooperation with respect to the Serabin lawsuit. Subject to the foregoing limitations, with respect to the indemnification obligations pursuant to this Section 6.6, the Indemnified Party will have the right to offset any Adverse Consequences incurred by Indemnified Party only against payments due by the Company to Prince under the Shareholder Note. The indemnification obligations of Andrew Prince shall survive and continue only for a period of one (1) year after the Effective Date.

(b) Matters Involving Third Parties. If any third party notifies the Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Parties under this Section 6.6, then the Indemnified Party shall promptly notify the Indemnifying Parties thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Parties shall relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are thereby prejudiced.

36

(i) The Indemnifying Parties will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Parties notify the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Parties will defend against the Third-Party Claim, (ii) the Indemnifying Parties provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the Third-Party Claim, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Parties vigorously prosecute and defend against the Third-Party Claim.

(ii) So long as the Indemnifying Parties are conducting the defense of the Third-Party Claim in accordance with Section 6.6(b)(i) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim subject to the Indemnifying Parties' right to direct the defense, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Parties (not to be unreasonably withheld), and (iii) the Indemnifying Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the Indemnified Party receives a full release with respect to such Third-Party Claim and any monetary damages are paid in full by the Indemnifying Parties.

(iii) In the event the Indemnifying Parties do not assume control of the defense of any Third-Party Claim, (i) the Indemnified Party may defend against the Third-Party Claim, and (ii) the Indemnified Party may consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Parties. Notwithstanding anything to the contrary contained herein, the Indemnifying Parties will have no indemnification obligations with respect to any claim which has been or will be settled by the Indemnified Party without the prior written consent of the Indemnifying Parties.

Section 6.7 Adverse Consequences. For purposes of this Article VI, “Adverse Consequences” means all damages, costs, obligations, liabilities, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that Adverse Consequences shall exclude punitive, incidental, consequential and special damages (except to the extent included in damages paid by or on behalf of the Indemnified Party in respect of any Third Party Claim).

37

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Transaction Documents and the Disclosure Schedules, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements, whether written or oral, with respect hereto.

Section 7.2 Disclosure Schedules. All capitalized terms not defined in the Disclosure Schedules shall have the meanings assigned to them in this Agreement. Each representation and warranty of a party in this Agreement is made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth on such party’s Disclosure Schedule. The disclosure of any matter in any section of the Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement and all other sections of the Disclosure Schedule to which such disclosure reasonably would be inferred. The listing of any matter on the Disclosure Schedule shall expressly not be deemed to constitute an admission, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of the representations, warranties and/or covenants set forth in this Agreement.

Section 7.3 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a Party as shall be specified by like notice:

(a)	If to the Company, to: Precision Aerospace Components, Inc. 351 Camer Drive Bensalem, PA 19020 Attention: E:

Copy to Counsel:

Jeffrey A. Sherry LeClairRyan One Riverfront Plaza 1037 Raymond Boulevard, Sixteenth Floor Newark, New Jersey 07102 F: (973) 491-3443 Fax E: Jeffrey.Sherry@leclairryan.com or to such other person at such other place as the Company shall designate to the Purchasers in writing; and

38

(a)	If to the C3:

C3 Capital Partners III, L.P. 1511 Baltimore Ave., Suite 500 Kansas City, MO 64108

Attention: E:

Copy to Counsel:

Kraig Kohring Polsinelli PC 900 W. 48th Place, Suite 900 Kansas City, MO 64112-1895 F: (816)572-5163 E: kkohring@polsinelli.com or to such other person at such other place as C3 shall designate to the Company in writing.

(b)	If to the PGH:

Precision Group Holdings LLC 20 Nassau Street Princeton, New Jersey 08542 Attention: John Wachter E: jfwachter@polymathescapital.com F:

or to such other person at such other place as PGH shall designate to the Company in writing.

Section 7.4 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

Section 7.5 Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective heirs, representatives, successors and assigns.

Section 7.6 Waiver of a Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

39

Section 7.7 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 7.8 Rules of Construction; Attorney-Client Privilege. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and therefore waive the application of any law, rule, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Additionally, all communications involving attorney-client confidences between the Company and its Affiliates, on the one hand, and LeClairRyan, on the other hand, relating to the negotiation, documentation and consummation of the Transaction shall be deemed to be attorney-client confidences that belong solely to the Company and its Affiliates (and not the Purchasers). Accordingly, and notwithstanding anything to the contrary in this Agreement or the Transaction Documents, the Purchasers or their Affiliates shall not have access to any such communications or to the files of LeClairRyan relating to such engagement from and after the Closing Date. Without limiting the generality of the foregoing, from and after the Closing Date, (a) the Company and its Affiliates (and not the Purchasers and their Affiliates) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Purchasers shall not be a holder thereof, (b) to the extent that files of LeClairRyan in respect of such engagement constitute property of the client, only the Company and its Affiliates (and not the Purchasers or its Affiliates) shall hold such property rights and (c) LeClairRyan shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchasers or any of its Affiliates by reason of any attorney-client relationship between LeClairRyan and the Purchasers or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Parties and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Purchasers (including on behalf of their Affiliates) may assert the attorney-client privilege to prevent disclosure of confidential communications by LeClairRyan to such third party; provided, however, that neither the Purchasers nor any of its Affiliates may waive such privilege without the prior written consent of the Company.

Section 7.9 No Third-Party Beneficiary. Except as set forth herein, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective heirs, representatives, successors and assigns, and it is not the intention of the Parties to confer upon any other person or entity any rights or remedies.

Section 7.10 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto. Any agreement on the part of a Party hereto to the waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.11 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri and the federal law of the United States of America; without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Legal Requirements of any other jurisdiction.

40

(b) EACH OF THE PURCHASERS AND THE COMPANY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF WESTERN DISTRICT of MISSOURI IN THE STATE OF NEW JERSEY AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS INVOLVING ONLY SUCH PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE LITIGATED ONLY IN SUCH COURTS. EACH OF THE PURCHASERS AND THE COMPANY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION. EACH OF THE PURCHASERS AND THE COMPANY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIFTEEN (15) CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE PURCHASERS OR THE COMPANY TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(c) In the event that any proceeding, suit or action is instituted to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs, and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

Section 7.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

[The balance of this page is intentionally blank. Signature page follows.]

41

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SELLER:

Precision Aerospace Components, Inc.

By:
Andrew S. Prince, President and Chief
Executive Officer

PURCHASERS:

C3 CAPITAL PARTNERS III, L.P., a Delaware limited partnership

By:	C3 Partners III, LLC
Its:	General Partner

By:
D. Patrick Curran, Manager

Precision Group Holdings, LLC.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

42

PRECISION SHAREHOLDERS (Solely for purposes of Articles V, VI and VII)

Andrew S. Prince

Alex Kreger

Donald Barger

David Walters

Robert Adler

[Signature Page to Stock Purchase Agreement]

43